QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

NEWS RELEASE

FOR RELEASE: Thursday, October 4, 2001; 8:00 A.M. EASTERN

Schuler Homes, Inc. announces second quarter fiscal year 2002 new home closings, new orders and backlog

    HONOLULU, HI & EL SEGUNDO, CA—October 4, 2001—Schuler Homes, Inc. (NASDAQ: SHLR) announced today that 1,308 new homes were closed in the fiscal quarter ended September 30, 2001, an increase of 23.6% when compared to 1,058 homes closed in the same quarter of the prior year. Please note that prior year results are presented on a pro forma basis to include all of the operations of Western Pacific Housing, which merged with Schuler Homes on April 3, 2001. For the fiscal year to date, the Company has closed 2,472 new homes compared to 2,115 in the prior year period, an increase of 16.9%.

    During the quarter, 1,340 new orders were received compared to 1,378 during the same period in 2000, a decrease of 2.8%. Fiscal year-to-date new orders increased 6.3% to 2,749 for the six-month period ending September 30, 2001 as compared to 2,585 over the same period in 2000. We believe that the decrease in new orders between the second quarter 2001 and the second quarter 2000 is mainly attributable to two factors: an usually strong sales performance in the month of September 2000 due to the opening of 15 new communities in the latter half of the quarter and the decrease in net new orders in the month of September 2001 as consumers reacted to the tragic events of September 11. In particular, of the 15 new communities opened in the month of September 2000, 6 were in Northern California compared to no new openings in Northern California during September 2001. In the last half of the current fiscal year, 43 new communities are scheduled to open for sales, 18 of which are anticipated to have closings before March 2002. At the end of fiscal 2002, 100 communities are projected to be actively selling compared to 83 communities as of September 2001.

    The Company's backlog of homes yet to be delivered, 2,002 at September 30, 2001, was relatively unchanged compared to the 1,990 homes in backlog at September 30, 2000. Comparative results by market, for the quarter and year to date, are as follows:

	New Orders for the quarter ended		New Orders for the six months ended
	Sept 2001	Sept 2000	Sept 2001	Sept 2000
Southern California	416	415	916	751
Northern California	289	436	612	676

Total California	705	851	1,528	1,427
Colorado	362	311	725	657
Hawaii	113	87	205	192
Washington	89	77	159	159
Oregon	37	52	68	150
Arizona	34	—	64	—

Total	1,340	1,378	2,749	2,585

	Home Closings for the quarter ended		Home Closings for the six months ended
	Sept 2001	Sept 2000	Sept 2001	Sept 2000
Southern California	357	237	702	442
Northern California	347	193	593	341

Total California	704	430	1,295	783
Colorado	342	388	689	829
Hawaii	93	77	181	170
Washington	99	92	169	192
Oregon	50	71	110	141
Arizona	20	—	28	—

Total	1,308	1,058	2,472	2,115

	Backlog at September 30,
	2001	2000
Southern California	632	623
Northern California	403	626

Total California	1,035	1,249
Colorado	621	474
Hawaii	169	109
Washington	85	104
Oregon	25	54
Arizona	67	—

Total	2,002	1,990

    James Schuler, Co-chairman, President and Chief Executive Officer and Eugene Rosenfeld, Co-chairman, jointly commented: "While the tragic events in September 2001 have had an impact on all our lives and business endeavors, we remain confident in the desire of consumers to pursue the American dream of home ownership. In particular, we believe that our markets will continue to benefit from strong population growth, relatively low mortgage rates, a shortage of available homes and our focus on the more affordable market segments which appeal to the non-discretionary buyer. We remain focused on growing our operations by 10% to 15% per year by expanding the number of communities in which we operate in all of our existing markets. We do believe, however, consistent with our historically conservative operating philosophy, that it is prudent and necessary to more closely monitor our everyday operations, particularly traffic, net new orders and land acquisitions. We are also evaluating measures that could be quickly implemented if our assumptions concerning general economic conditions change or if our rate of new orders were to substantially decline."

    The release of the financial results for the quarter ended September 30, 2001 is scheduled for Thursday, October 25, 2001 at 8:00 AM EDT. The Company will hold a conference call the same day at 3:00 PM EDT. The call is open to all interested parties. The dial-in number is 877.590.8946. The international dial-in number is 706.679.7686. The call will also be broadcast live over the internet and can be accessed via the Company's web site www.schulerhomes.com (Investor Relations—Webcasts). For those who are not available to listen to the live broadcast, a replay will be available through November 1, 2001 by dialing 800.642.1687 or 706.645.9291 (conference ID#: 1970432), and the call will be archived for access on the web site www.schulerhomes.com.

    Schuler Homes, Inc. designs, builds and markets single-family residences, townhomes, and condominiums primarily to entry-level and first-time and, to a lesser extent, second-time move-up buyers in strong western suburban markets. The Company is among the top fifteen builders in the country and is among the top five builders in California, Colorado, Hawaii, Washington, and Oregon with a growing presence in Arizona.

    This news release may contain "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995. These statements include but are not limited to statements regarding: anticipated results and business strategies, average sales price for homes closed, per share earnings, orders and backlog. Forward-looking statements are based on current expectations or beliefs regarding future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of our control and difficult to forecast, that may cause actual results to differ materially from those which are anticipated. Such factors include, but are not limited to, changes in general economic conditions, the market for homes generally and in areas where the company has developments, interest rates, consumer confidence, population growth in the Company's markets, competition, and government regulations affecting the Company's operations. See the Company's Annual Report on Form 10-K for the year ended March 31, 2001, and other materials filed with the Securities and Exchange Commission for further discussion of these and other risks and uncertainties applicable to the Company's business. We assume no, and hereby disclaim any, obligation to update any of the foregoing or any other forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

CONTACT:     Thomas Connelly, Senior Vice President & CFO     310-648-7200

QuickLinks

Exhibit 99.1